EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Emulex Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-40959, 333-56440, 333-01533, 333-52842, 333-101657, 333-110643, 333-120837, 333-133885, 333-133309, 333-139782, 333-137825, 333-100514, 333-147870, 333-157961, and 333-161580) on Form S-8 of Emulex Corporation of our reports dated August 26, 2010, with respect to the consolidated balance sheets of Emulex Corporation and subsidiaries as of June 27, 2010 and June 28, 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 27, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 27, 2010, which reports appear in the June 27, 2010, annual report on Form 10-K of Emulex Corporation.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for uncertainties in income taxes in fiscal 2008, its method for accounting for business combinations, and its method of presenting earnings per share in fiscal 2010 due to the adoption of new accounting pronouncements.

/s/  KPMG LLP

Irvine, California
August 26, 2010